Exhibit 99.1

Voltari Announces Closing of Rights Offering

NEW YORK – March 30, 2015 Voltari Corporation (NASDAQ: VLTC) announced today that it has closed its previously announced offering of transferable subscription rights (the “Rights Offering”) to purchase up to an aggregate of 4,300,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Rights Offering was launched on February 27, 2015, to stockholders of record on February 3, 2015, and expired at 5:00 p.m., New York City time, on March 20, 2015.

The Rights Offering was fully subscribed and, as such, the Company issued 4,300,000 shares of its common stock for total net proceeds of $4.6 million, after fees and expenses.

The shares of Common Stock subscribed for in the Rights Offering will be distributed to subscribers or credited through DTC on or about March 30, 2015. Any excess subscription payments to be refunded to subscribers will be mailed by the subscription agent as promptly as practicable.

About Voltari

Voltari empowers its customers (including brands, marketers and advertising agencies) to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, digital marketing and advertising solutions, primarily over smartphones and other mobile devices. Voltari makes use of advanced predictive analytics capabilities and real-time data management (including sophisticated data curation and modeling) as well as audience targeting services provided by third parties to deliver the right content to the right person at the right time. Voltari’s unique combination of technology, expertise and go-to-market approach delivers return-on-investment for our customers. For more information, visit http://www.voltari.com or follow @voltarimedia on Twitter.

Forward-Looking Statements

Statements made in this release and related statements that express Voltari’s or its management’s intentions, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements related to the rights offering. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Actual results may differ from those expressed or implied in our forward-looking statements. Such forward-looking statements involve and are subject to certain risks and uncertainties that may cause our actual results to differ materially from those discussed in a forward looking statement. These statements represent beliefs and expectations only as of the date they were made. Other uncertainties are described more fully in our filings with the Securities and Exchange Commission.

Investor Contact:

Jennifer Jarman

The BlueShirt Group

(415) 217-5866

jennifer@blueshirtgroup.com